Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement (No. 333-221683) on Form S-1 and the related prospectus to be filed on December 22, 2017 by Genius Brands International, Inc., of our report dated March 31, 2017 relating to the consolidated financial statements of Genius Brands International, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/SQUAR MILNER LLP

Los Angeles, California

December 22, 2017